EXHIBIT 2

                                AMENDMENT NO. 2

          AMENDMENT NO. 2, dated as of September 2, 1999 (this "Amendment"), among GLOBAL CROSSING LTD., a Bermuda company ("Global"), GCF ACQUISITION CORP., a New York corporation and a wholly owned subsidiary of Global ("Merger Sub"), and FRONTIER CORPORATION, a New York corporation ("Frontier"), to the Agreement and Plan of Merger, dated as of March 16, 1999 and amended as of May 16, 1999 (the "Original Agreement"), among Global, Merger Sub and Frontier. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Original Agreement.

          WHEREAS, Frontier and Global have agreed to amend the Original Agreement on the terms provided herein;

          WHEREAS, the shareholders of Global who are party to the Voting Agreement have reaffirmed the Voting Agreement in light of this Amendment and have agreed to certain restrictions on the transfer of their shares, which reaffirmation and lock-up agreement is attached hereto as Exhibit A; and

          WHEREAS, certain additional shareholders of Global and certain shareholders of Frontier have entered into a Share Transfer Restriction Agreement relating to certain restrictions on the transfer of their shares, which Transfer Restriction Agreement is attached hereto as Exhibit B.

           NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

          1. Amendment to Glossary of Defined Terms in the Original Agreement. The Glossary of Defined Terms in the Original Agreement is hereby amended by (i) deleting the reference to "Section 1.8(a)" next to the term "NASDAQ" and inserting in lieu thereof a reference to "Section 1.10(g)(ii) and (ii) deleting the following terms and related Section references:
Average Price, Cash Top-Up, Cash Top-Up Election, Combination Election, Determination Date, Frontier Evaluation Period, Global Adjustment Election, Global Election Period, Specified Value and Termination Notice.

          2.   Amendment to Section 1.2 of the Original Agreement.  Section
1.2 of the Original Agreement is hereby amended by deleting the phrase beginning with the words "provided, however, that" up to and including the words ", in all cases" in their entirety.

          3. Amendment to Section 1.8(a) of the Original Agreement. Section 1.8(a) of the Original Agreement is hereby amended by deleting such Section in its entirety and inserting in lieu thereof the following:

          (a) At the Effective Time by virtue of the Merger and without any action on the part of the holder thereof, each share of Frontier Common

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     Stock issued and outstanding immediately prior to the Effective Time
     (other than shares of Frontier Common Stock owned or held directly or indirectly by Global or directly by Frontier, all of which shall be canceled as provided in Section 1.8(c)) shall, be converted into the right to receive that number of shares of Global Common Stock equal to the Exchange Ratio (as defined below) (the "MERGER CONSIDERATION"). "EXCHANGE RATIO" means 2.05 shares of Global Common Stock, as increased by 7% per annum, compounded daily, from and after December 31, 1999 to and including the Effective Time. If prior to the Effective Time, Global should split or combine the shares of Global Common Stock, or pay a stock dividend or other stock distribution in shares of Global Common Stock, or otherwise change the shares of Global Common Stock into any other securities, or make any other dividend or distribution on the shares of Global Common Stock, then the Exchange Ratio will be appropriately adjusted to reflect such split, combination, dividend or other distribution or change.

          4.   Amendment to Section 1.10(c) of the Original Agreement.
Section 1.10(c) of the Original Agreement is hereby amended by deleting the last sentence of clause (i) thereof in its entirety.

          5.   Amendment to Section 1.10(g)(ii) of the Original Agreement.
Section 1.10(g)(ii) of the Original Agreement is hereby amended by deleting the word "NASDAQ" and inserting in lieu thereof the words "Nasdaq National Market ("NASDAQ")".

          6. Amendment to Article II of the Original Agreement. Article II of the Original Agreement is hereby amended as follows:

          a. Section 2.1 of the Original Agreement is hereby amended by deleting the words "and, if applicable, cash to be paid as a result of the Cash Top-Up pursuant to Section 7.1(g)";

          b. Section 2.2 of the Original Agreement is hereby amended by (i) deleting the words "and any cash to be paid as a result of the Cash Top-Up pursuant to Section 7.1(g)" in clause (B) of the second sentence thereof and inserting the word "and" after the words "Section 2.5," in such clause, (ii) deleting the words "or as a result of a Cash Top-Up pursuant to Section 7.1(g)" in the third sentence thereof and inserting the word "and" after the words "Section 2.3," in such sentence and (iii) deleting the words "and as a result of a Cash Top-Up pursuant to Section 7.1(g)" in the last sentence thereof and inserting the word "and" after the words "Section 2.5," in such sentence;



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          c.   Section 2.3 of the Original Agreement is hereby amended by (i)
               deleting the words "and no cash payment as a result of a Cash Top-Up pursuant to Section 7.1(g)" in the first sentence thereof and (ii) deleting the words "and any cash payment as a result of a Cash Top-Up pursuant to Section 7.1(g)" in the second sentence thereof and inserting the word "and" after the words "Section 2.5," in such sentence;

          d. Section 2.4 of the Original Agreement is hereby amended by deleting the words "or as a result of a Cash Top-Up pursuant to Section 7.1(g)" and inserting the word "and" after the words "Section 2.3";

          e. Section 2.6 of the Original Agreement is hereby amended by deleting the words "and any cash payment as a result of a Cash Top-Up pursuant to Section 7.1(g)" and inserting the word "and" after the words "Section 2.5,";

          f. Section 2.8 of the Original Agreement is hereby amended by deleting the second sentence thereof in its entirety; and

          g. Section 2.12 of the Original Agreement is hereby amended by deleting the words "and any cash payment as a result of a Cash Top-Up pursuant to Section 7.1(g)" in the last sentence thereof and inserting the word "and" after the words "Section 2.5," in such sentence.

          7.   Amendment to Section 3.1(j) of the Original Agreement.
Section 3.1(j) of the Original Agreement is hereby amended by inserting the following sentence at the end thereof: "Frontier has received the opinion of the Frontier Financial Advisor, dated September 2, 1999, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to the holders of Frontier Common Stock, a copy of which opinion will be made available to Global."

          8.   Amendment to Section 3.2(i) of the Original Agreement.
Section 3.2(i) of the Original Agreement is hereby amended by inserting the following sentence at the end thereof: "Global has received the opinion of the Global Financial Advisor, dated September 1, 1999, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to Global, a copy of which opinion will be made available to Frontier."

          9.   Amendment to Section 4.2(h) of the Original Agreement.
Section 4.2(h) of the Original Agreement is hereby amended by inserting the words ", and shall take such actions as may be necessary to cause the Merger to qualify (unless such actions would have a Material Adverse Effect on Global after giving effect to the Merger)," after the word "qualifying" in

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the first sentence thereof and inserting the words "in which the exchange of
Frontier Common Stock is not subject to Section 367(a)(1) of the Code by reason of Treas. Reg. Sec. 1.367(a)-3(c)" after the word "Code" in such sentence.

          10.  Amendment to Section 4.2(k) of the Original Agreement.
Section 4.2(k) of the Original Agreement is hereby amended by deleting the second paragraph thereof in its entirety.

          11. Amendment to Add a New Section 5.15 to the Original Agreement. The Original Agreement shall be amended by inserting the following new
Section 5.15 immediately following Section 5.14 thereof:

          5.15 SHARE REPURCHASE PROGRAM. Global shall promptly following the Effective Time institute a six-month open-market stock repurchase program relating to the repurchase of up to $500 million in the aggregate of Global Common Stock from time to time, as determined by Global, based on market conditions, in compliance with the rules and regulations of the SEC, including Rule 10b-18, and consistent with Global's obligations under Section 4.2(h) of the Agreement.

          12.  Amendment to Section 7.1(g) of the Original Agreement.
Section 7.1(g) of the Original Agreement is hereby amended by deleting such
Section in its entirety.

          13.  Amendment to Section 7.3 of the Original Agreement.  Section
7.3 of the Original Agreement is hereby amended by inserting the following sentence at the end thereof: "For purposes of this Agreement, the words, "this Agreement" shall mean this Agreement, as amended from time to time, except to the extent such words refer to the date of this Agreement or the date of the execution of this Agreement."

          14.  Authorization, Execution and Delivery; No Conflicts.
(a) This Amendment has been duly authorized, executed and delivered by each party hereto and constitutes a valid and binding agreement of each such party, enforceable against such party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally, by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

          (b) The execution and delivery of this Amendment does not or will not, as the case may be, and the consummation of the transactions contemplated hereby will not, conflict with, or result in a Violation pursuant to: (A) any provision of the constituent documents of each party hereto, or (B) except as would not have a Material Adverse Effect on such

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party and, subject to obtaining or making the consents, approvals orders, authorizations, registrations, declarations and filings referred to in paragraph (c) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such party or any Subsidiary of such party or their respective properties or assets.

          (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to any party hereto or any Subsidiary of such party in connection with the execution and delivery of this Amendment by such party or the consummation of the transactions contemplated hereby, except for the Required Consents and such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain would not have a Material Adverse Effect on such party.

          15. Voting Agreement. Global represents and warrants to Frontier that as of the date of this Amendment, after giving effect to this Amendment and the reaffirmation of the Voting Agreement referred to in the second recital of this Amendment, the shares subject to the Voting Agreement constitute more than the Required Global Vote.

          16. Effective Date; No Other Consents or Amendments. Each of the parties hereto agrees that the amendments to the Original Agreement contained herein shall be effective upon execution of this Amendment by each party hereto. Except as expressly amended hereby, the provisions of the Original Agreement are and shall remain in full force and effect. This Amendment shall not be deemed to constitute a waiver of, or consent to, or a modification or amendment of, any other provision of the Original Agreement except as expressly provided herein or to prejudice any other right or rights which any party may now have or may have in the future under or in connection with the Original Agreement. This Amendment shall not constitute an agreement or obligation of any party to consent to, waive, modify or amend any other term, condition, subsection or section of the Original Agreement.

          17. Governing Law. This Amendment shall be governed and construed in accordance with the laws of the State of New York.

          18. Counterparts. This Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.





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          IN WITNESS WHEREOF, Global, Merger Sub and Frontier have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                    GLOBAL CROSSING LTD.


                                    By:  /s/ THOMAS J. CASEY
                                       ---------------------------------------
                                       Name:  Thomas J. Casey
                                       Title: Vice Chairman


                                    GCF ACQUISITION CORP.


                                    By:  /s/ THOMAS J. CASEY
                                       ---------------------------------------
                                       Name:  Thomas J. Casey
                                       Title: Vice Chairman


                                    FRONTIER CORPORATION


                                    By: /s/ JOSEPH P. CLAYTON
                                        --------------------------------------
                                        Name:  Joseph P. Clayton
                                        Title: Chief Executive Officer
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Exhibit A to Amendment No. 2 is filed as EXHIBIT 99.1 to this Form 8-K.
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Exhibit B to Amendment No. 2 is filed as EXHIBIT 99.2 to this Form 8-K.